Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	David Rudnick, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-626-4172
Web: http://www.gulfresourcesinc.cn	Email: david.rudnick@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

Gulf Resources Provides Updates on Cooperation with Daying County, Sichuan Province

SHANDONG, China, January 19, 2012 -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company has discovered underground brine water resources in Daying County, Sichuan Province, after more than a half year of drilling, and it has provided preliminary concentration results after the testing by a third-party independent testing expert, Centre Testing International Corporation (“Centre Testing”).

According to the third-party independent testing report, the bromine concentration in the underground brine water resources is 1.53 grams per liter, which is approximately six to seven times higher than the average bromine concentration from its brine water resources at the Company’s bromine factories in Shouguang City, Shandong Province.  Brine is used for bromine and crude salt extraction and the Company expects to continue drilling in order to further determine the total brine water resources reserve and exploitable amount in the area.

“We are pleased to discover high bromine concentration in the sample underground brine water resources,” stated Xiaobin Liu, Chief Executive Officer of Gulf Resources “We plan to continue to cooperate with Daying County and further explore this resource area, which is consistent with the Company’s long-term growth strategy to access more bromine and crude salt resources.”

The testing results from the third-party independent testing corporation and its translation can be found in the Company's 8-K which is expected to be filed with the U.S. Securities and Exchange Commission on January 19, 2012.

About Centre Testing International Corporation “(Centre Testing”)

CENTRE TESTING INTERNATIONAL (CTI) is a nationwide comprehensive independent testing service agency.

CTI is mainly engaged in testing services in the fields of industrial materials, consumer goods, life sciences, and trade products. At present, CTI has approximately 30 branches in China and carries out business through the branches network. It also owns 30 experiment laboratories specialized in the areas of chemistry, biology, physics, mechanics, and electromagnet. It also obtained the CMA measurement authentication and the qualifications for laboratories and inspection agencies granted by the CNAS state assessment committee. Moreover, CTI’s management was conducted in compliance with ISO17025 and ISO17020.

CTI is qualified for and capable of issuing accurate testing data, and its inspection reports are highly recognized international wise. It has received recognitions from a total of 42 countries and regions, including the United States, the United Kingdom, Germany, France, Italy, Japan, South Korea, Taiwan and Hong Kong.

Through a scientific research and development system, advanced testing facilities, and sound and efficient services, CTI is dedicated to become the most trustworthy technical testing services agency in China by providing integrated technical service platform to better aid the Chinese manufacturing product innovation and upgrade as well as the quality, safety, environmental protection and energy conservation of products in outer region.

For detail, please kindly refer to CTI’s website: http://www.cti-cert.com/.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http:// www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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